CAVALLETTO, WEBSTER, MULLEN & McCAUGHEY
                         112 East Victoria St., Box 779
                            Santa Barbara, California
                                 Woodland 6-1501


                                                                    May 14, 1959

Invcestors Research Fund, Inc.
922 Laguna Street
Santa Barbara, California

Gentlemen:

         We have examined the Registration Statement to be filed by you on Form S-5 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended for the purpose of registering an additional 215,940 shares of your Common Stock, par value $1.00 per share (hereinafter call the "Stock"). We have also examined the procedings heretofore taken by you in connection with the authorization, issue and sale of the Stock, including copies of resolutions heretofore adopted by your Board of Directors.

         It is our opinion that, subject to issuance by the Commis sioner of Corporations of the State of Califronia of an appropriate permit authorizing the issuance and sales of the Stock by you, the Stock, when sold and issued pursuant to said proceedings so taken and in the manner contemplated in said Registration Statement, will be legally issued, fully paid and nonassessable Common Stock of your corporation.

         We consent to the use of this opinion as an exhibit to said Registration Statement.


                                                         Respectfully Submitted,

                                                                  /S/
                                                     CAVALLETTO, WEBSTER, MULLEN
                                                                &McCAUGHEY

                                    - 103 -